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                                                                   EXHIBIT 10.34

                           LOAN AND SECURITY AGREEMENT

                           INVISION TECHNOLOGIES, INC.

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                           LOAN AND SECURITY AGREEMENT

                                TABLE OF CONTENTS

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HEADING                                                                                                                 PAGE
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1.       ACCOUNTING AND OTHER TERMS..............................................................................          1

2.       LOAN AND TERMS OF PAYMENT...............................................................................          1
         2.1      Promise to Pay.................................................................................          1
                  2.1.1    Advances..............................................................................          1
                  2.1.2    Cash Management Services Sublimit.....................................................          1
                  2.1.3    Foreign Exchange Reserve..............................................................          2
                  2.1.4    Letter of Credit Sublimit.............................................................          2
         2.2      Overadvances...................................................................................          2
         2.3      Requests for Advances..........................................................................          2
         2.4      Conversions and Continuations of Loans.........................................................          3
         2.5      Additional Provisions Regarding LIBOR Loans....................................................          4
                  2.5.1    Changed Circumstances.................................................................          4
                  2.5.2    Illegality of LIBOR...................................................................          5
                  2.5.3    Funding Losses........................................................................          5
         2.6      Interest Rate, Payments........................................................................          5
         2.7      Fees and Expenses..............................................................................          6
                  2.7.1    Bank Expenses.........................................................................          6
                  2.7.2    Commitment Fee........................................................................          6
                  2.7.3    Letter of Credit Fee..................................................................          6
         2.8      Taxes..........................................................................................          6
         2.9      Mitigation of Costs............................................................................          7

3.       CONDITIONS OF LOANS.....................................................................................          7
         3.1      Conditions Precedent to Initial Credit Extension...............................................          7
         3.2      Conditions Precedent to all Credit Extensions..................................................          8

4.       GRANT OF SECURITY INTEREST..............................................................................          8

5.       REPRESENTATIONS AND WARRANTIES..........................................................................          8
         5.1      Due Organization and Authorization.............................................................          8
         5.2      Collateral.....................................................................................          8
         5.3      Litigation.....................................................................................          9
         5.4      Financial Statements...........................................................................          9
         5.5      Solvency.......................................................................................          9
         5.6      Regulatory Compliance..........................................................................          9
         5.7      Investments....................................................................................          9
         5.8      Full Disclosure................................................................................         10

6.       AFFIRMATIVE COVENANTS...................................................................................         10
         6.1      Government Compliance..........................................................................         10
         6.2      Financial Statements, Reports, Certificates....................................................         10
         6.3      Inventory; Returns.............................................................................         10
         6.4      Taxes..........................................................................................         10
         6.5      Insurance......................................................................................         11
         6.6      Deposits.......................................................................................         11
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
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         6.7      Financial Covenants............................................................................         11
         6.8      Further Assurances.............................................................................         11

7.       NEGATIVE COVENANTS......................................................................................         11
         7.1      Dispositions...................................................................................         11
         7.2      Changes in Business, Ownership, Management or Business Locations...............................         12
         7.3      Mergers or Acquisitions........................................................................         12
         7.4      Indebtedness...................................................................................         12
         7.5      Encumbrances...................................................................................         12
         7.6      Distributions; Investments.....................................................................         12
         7.7      Transactions with Affiliates...................................................................         12
         7.8      Subordinated Debt..............................................................................         12
         7.9      Compliance.....................................................................................         12
         7.10     Registration of Intellectual Property..........................................................         13

8.       EVENTS OF DEFAULT.......................................................................................         13
         8.1      Payment Default................................................................................         13
         8.2      Covenant Default...............................................................................         13
         8.3      Material Adverse Change........................................................................         13
         8.4      Attachment.....................................................................................         14
         8.5      Insolvency.....................................................................................         14
         8.6      Other Agreements...............................................................................         14
         8.7      Judgments......................................................................................         14
         8.8      Misrepresentations.............................................................................         14

9.       BANK'S RIGHTS AND REMEDIES..............................................................................         14
         9.1      Rights and Remedies............................................................................         14
         9.2      Power of Attorney..............................................................................         15
         9.3      Accounts Collection............................................................................         15
         9.4      Bank Expenses..................................................................................         15
         9.5      Bank's Liability for Collateral................................................................         15
         9.6      Remedies Cumulative............................................................................         16
         9.7      Waiver.........................................................................................         16

10.      NOTICES.................................................................................................         16

11.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER..............................................................         16

12.      GENERAL PROVISIONS......................................................................................         16
         12.1     Successors and Assigns.........................................................................         16
         12.2     Indemnification................................................................................         16
         12.3     Time of Essence................................................................................         17
         12.4     Severability of Provisions.....................................................................         17
         12.5     Amendments in Writing, Integration.............................................................         17
         12.6     Counterparts...................................................................................         17
         12.7     Survival.......................................................................................         17
         12.8     Confidentiality................................................................................         17
         12.9     Attorneys' Fees, Costs and Expenses............................................................         17

13.      DEFINITIONS.............................................................................................         18
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EXHIBITS

EXHIBIT A  -- DESCRIPTION OF COLLATERAL

EXHIBIT B-1  -- LOAN PAYMENT/ADVANCE REQUEST FORM

EXHIBIT B-2  -- LIBOR LOAN BORROWING CERTIFICATE

EXHIBIT B-3  -- LIBOR LOAN CONVERSION/CONTINUATION CERTIFICATE

EXHIBIT C  -- COMPLIANCE CERTIFICATE

SCHEDULES

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                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of the
Effective Date, is entered into by and between SILICON VALLEY BANK, a California-chartered bank ("Bank") whose address is 3003 Tasman Drive, Santa
Clara, California 95054, and INVISION TECHNOLOGIES, INC., a Delaware corporation
("Borrower") whose address is 7151 Gateway Blvd., Newark, California 94560, and provides the terms on which Bank will lend to Borrower and Borrower will borrow from Bank. The parties agree as follows:

1.       ACCOUNTING AND OTHER TERMS.

         Capitalized terms used in this Agreement will have the respective meanings accorded to them in Section 13 hereof. Accounting terms not defined in this Agreement will be construed in accordance with GAAP, and all calculations will be made in accordance with GAAP. The term "financial statements" includes the notes and schedules thereto. The terms "including" and "includes" always mean "including (or includes) without duplication or limitation" in this and every other Loan Document.

2.       LOAN AND TERMS OF PAYMENT.

2.1      PROMISE TO PAY.

         Borrower promises to pay Bank the unpaid principal amount of all Credit
Extensions and interest on the unpaid principal amount of all Credit Extensions.

2.1.1    ADVANCES.

         (a) Bank will make Advances not exceeding at any time the Committed
Revolving Line, minus the sum of (i) the then-outstanding principal balance of all Loans, plus (ii) all amounts then outstanding under the Cash Management
Services Sublimit, plus (iii) the Foreign Exchange Reserve, plus (iv) the face amount of all outstanding Letters of Credit (including all amounts then utilized under drawn but unreimbursed Letters of Credit). Amounts borrowed under this
Section 2.1.1 may be repaid and reborrowed at any time prior to the Maturity
Date except as otherwise provided herein.

         (b) Bank's obligation to lend the undisbursed portion of the Committed
Revolving Line will terminate on the Maturity Date, when all Loans, and all accrued and unpaid interest thereon, will be immediately due and payable.

         (c) Bank's obligation to lend the undisbursed portion of the Committed
Revolving Line or any other credit available hereunder to Borrower will terminate if there has been a Material Adverse Change.

2.1.2    CASH MANAGEMENT SERVICES SUBLIMIT.

         Borrower may use up to the entire amount from time to time available under Section 2.1.1(a) (the "Cash Management Services Sublimit") for Bank's cash management services, which may include merchant services, direct deposit of payroll, business credit card and check cashing services identified in various cash management services agreements related to such services (the "Cash
Management Services"). All amounts at any one time outstanding under the Cash
Management Services Sublimit will reduce, on a dollar-for-dollar basis, the amount otherwise available to be borrowed under the Committed Revolving Line.
Any amounts that Bank pays on behalf of Borrower, and any amounts that are not paid by Borrower, for any Cash Management Services will be treated as Floating
Rate Loans under the Committed Revolving Line and will accrue interest at the rate for Floating Rate Loans. Borrower agrees to execute any further documentation in connection with the Cash Management Services as Bank may request.

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2.1.3    FOREIGN EXCHANGE RESERVE.

         To the extent that Advances are available under the Committed Revolving
Line, Borrower may enter into foreign exchange forward contracts with Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the "FX Forward
Contract"). Bank will reserve against amounts otherwise available under the Committed Revolving Line an amount equal to 10% of the face amount of all outstanding FX Forward Contracts (the "Foreign Exchange Reserve"), and the aggregate amount of the Foreign Exchange Reserve will at all times reduce, on a dollar-for-dollar basis, the amount otherwise available to be borrowed under the Committed Revolving Line. Bank may terminate the FX Forward Contracts if an
Event of Default occurs.

2.1.4    LETTER OF CREDIT SUBLIMIT.

         Bank will issue Letters of Credit for Borrower's account in an aggregate face amount not to exceed the Committed Revolving Line minus the sum of (i) the then-outstanding aggregate principal balance of all Loans, plus (ii) all amounts then outstanding under the Cash Management Sublimit, plus (iii) the Foreign Exchange Reserve. Each Letter of Credit with an expiry date after the Maturity Date will be secured by cash in an amount equal to the undrawn face amount of such Letter of Credit on terms reasonably acceptable to Bank at all times after the Maturity Date if the Maturity Date is not extended by Bank.
Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. If any Letter of Credit is drawn upon, the amount so drawn will constitute a Floating Rate Loan that will be immediately due and payable.

2.2      OVERADVANCES.

         If the sum of Borrower's Obligations under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 at any time exceeds the Committed Revolving Line, then Borrower will be in an Overadvance to the extent of such excess amount. If Borrower is in an Overadvance, then Borrower shall immediately repay to Bank the amount by which all outstanding principal and accrued interest relating to Advances exceeds the Committed Revolving Line.

2.3      REQUESTS FOR ADVANCES.

         (a) To obtain an Advance, Borrower must notify Bank in accordance with this Section 2.3. Borrower must promptly confirm the notification by delivering to Bank a completed Loan Payment/Advance Request Form in the form attached hereto as Exhibit B-1 hereto and, if the Advance is a LIBOR Loan, a LIBOR Loan
Borrowing Certificate in the form attached hereto as Exhibit B-2. Bank will credit Advances to Borrower's deposit account number 3300044177 with Bank. Bank may make Advances under this Agreement based on written instructions from a Responsible Officer or a person designated in writing by a Responsible Officer to give such instructions, followed by a completed Loan Payment/Advance Request
Form or a LIBOR Loan Borrowing Certificate (as the case may be), or without written instructions if the Advances are necessary to meet Obligations which have become due.

         (b) Each Advance that constitutes a Floating Rate Loan will be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Pacific Time) on the Business Day that is one Business Day prior to the date on which such Advance is to be made. Each such notice will specify the date such Advance is to be made (which day shall be a Business Day) and the amount of such Advance, and will comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

         (c) Each Advance that constitutes a LIBOR Loan will be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Pacific Time) on the Business Day that is three Business Days prior to the date on which such Advance is to be made. Each such notice will specify the date on which such Advance is to be made (which day will be a Business Day), the amount of such Advance (which will be in a minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof) and the Interest Period for such Advance, and will comply with such other

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requirements as Bank determines are reasonable or desirable in connection therewith.

2.4      CONVERSIONS AND CONTINUATIONS OF LOANS.

         (a) Borrower has the right at any time upon prior irrevocable notice
(which notice, if not in writing, will be confirmed promptly in writing) to Bank before 11:00 a.m. (Pacific Time), on the day which is: (i) three Business Days prior to Conversion, to Convert any Floating Rate Loan into a LIBOR Loan or to Convert the Interest Period with respect to any LIBOR Loan to another permissible Interest Period; and (ii) three Business Days prior to Continuation, to Continue any LIBOR Loan into a subsequent Interest Period of similar duration, subject in each case to the following:

                  (i) In the case of a Conversion or Continuation of less than all Loans outstanding, the aggregate principal amount of Loans so Converted or Continued will not be less than $1,000,000 and may be in an integral multiple of $250,000 in excess thereof;

                  (ii) Accrued interest on a LIBOR Loan being Converted or Continued will be paid by Borrower at the time of Conversion or Continuation (as the case may be);

                  (iii) If any LIBOR Loan is Converted at a time other than the end of the then-current Interest Period, Borrower shall pay all increased costs associated therewith pursuant to Section 2.5 hereof;

                  (iv) No Loan may be Converted into or Continued as a LIBOR
Loan with an Interest Period ending after the Maturity Date, and any LIBOR Loan for which the shortest available Interest Period, would extend beyond the Maturity Date will be automatically Converted at the end of the then-current
Interest Period into a Floating Rate Loan; and

                  (v) No Event of Default or event which, with notice or the passage of time (or both), would constitute an Event of Default exists.

         (b) The Interest Period applicable to any LIBOR Loan resulting from a Conversion or a Continuation shall be specified by Borrower in an irrevocable notice in the form of a LIBOR Loan Conversion/Continuation Certificate in the form of Exhibit B-3 attached hereto, and shall be delivered by Borrower to Bank by the deadlines set forth above; provided, however, that if no such Interest
Period is specified in the irrevocable notice, Borrower will be deemed to have selected an Interest Period of one month's duration, and provided further, that if Borrower does not give timely notice to Continue or Convert any LIBOR Loan into a subsequent Interest Period, such LIBOR Loan will automatically Continue into a LIBOR Loan with an Interest Period of the same duration at the end of the then-current Interest Period.

         (c) Notwithstanding any provision of this Section 2.4 to the contrary:

                  (i) Upon the occurrence of a default and during the continued existence thereof (and of the Event of Default into which it ripens): (A)
Borrower may not convert any Floating Rate Loan into a LIBOR Loan or Convert or Continue a LIBOR Loan for a subsequent Interest Period; (B) Bank may in its sole discretion Convert any outstanding LIBOR Loans into Floating Rate Loans; and (C) if the Event of Default is one of the events specified in Section 8.5 hereof, all LIBOR Loans then outstanding will automatically Convert to Floating Rate
Loans without need for notice or any action whatsoever on the part of Bank. In the case of Conversions described in clauses (B) and (C) of the preceding sentence, Borrower shall forthwith pay all increased costs associated with such Conversion pursuant to Section 2.5 hereof.

                  (ii) In the event, and on each occasion, that on the day which is two Business Days prior to the commencement of any Interest Period for a LIBOR Loan Bank shall have determined that U.S. Dollar deposits in the requested principal amount of the LIBOR Loan are not generally available to Bank in the London interbank market, or that reasonable means do not exist for ascertaining the LIBOR Rate, or that the rate at which U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making such LIBOR
Loan during such Interest Period, Bank shall, as soon as practicable thereafter, give written notice of such determination to Borrower and any subsequent request by Borrower for a LIBOR Loan will, until the circumstances giving rise to such notice no longer exist, be deemed a

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request for a Floating Rate Loan. Each determination by Bank hereunder will be conclusive absent manifest error.

         (d) Notwithstanding anything to the contrary contained herein, Bank is not required to purchase U.S. Dollar deposits in the London interbank market to fund any LIBOR Loans, but the provisions hereof will be deemed to apply as if Bank had purchased such U.S. Dollar deposits to fund LIBOR Loans.

2.5      ADDITIONAL PROVISIONS REGARDING LIBOR LOANS.

2.5.1    CHANGED CIRCUMSTANCES.

         (a) In the event that after the date hereof any change in applicable law or in the interpretation or administration thereof (including any request, guideline or policy not having the force of law) by any Governmental Body charged with the administration or interpretation thereof, or with respect to any of clauses (ii), (iii) or (iv) below any change in conditions, occurs which will:

                  (i) subject Bank to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any LIBOR Loan; or

                  (ii) change the basis of taxation of any payment to Bank of principal of or interest on any LIBOR Loan or other fees and amounts payable to Bank hereunder, or any combination of the foregoing (other than taxes imposed on the overall taxable income of Bank for any LIBOR Loan by any jurisdiction where its lending office is located); or

                  (iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any assets of, deposits with or for the account of, or loans by Bank with respect to any LIBOR Loan; or

                  (iv) impose upon Bank or the London interbank market any other condition with respect to an office of Bank, the making of LIBOR Loans or this Agreement;

and the result of any of the foregoing is directly or indirectly to increase the cost to Bank of making or maintaining any LIBOR Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by Bank, or to require Bank to make any payment in connection with any LIBOR Loan, in each case by or in an amount which Bank deems material, then and in each case Borrower shall pay to Bank, as provided in paragraph (c) below, such amounts as are necessary to compensate Bank for such cost, reduction or payment.

         (b) If Bank has reasonably determined that the applicability after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Bank (or any lending office of Bank) or Bank's holding company (if any) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company (if any) as a consequence of this Agreement or the Loans made by Bank pursuant hereto to a level below that which Bank or its holding company could have achieved but for such applicability, adoption, change or compliance by an amount deemed by Bank to be material, then from time to time Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or its holding company for any such reduction suffered to the extent attributable to this Agreement or the Loans made pursuant hereto.

         (c) Bank will deliver to Borrower, with reasonable promptness after it becomes aware of an event set forth in either of paragraphs (a) or (b) of this
Section 2.5.1, one or more certificates setting forth, in reasonable detail, the amounts due to Bank under said paragraphs (a) or (b), the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate will be conclusive in the absence of manifest error. Borrower shall pay to Bank the amounts shown as due on

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any such certificate within 30 days after its receipt of same. No failure by
Bank to deliver (or delay in giving) such a certificate will adversely affect
Bank's rights to such compensation; provided, however, that Borrower shall not be required to compensate Bank under this Section 2.5.1 for increased costs or reductions to returns arising from changes that become effective more than 150 days prior to the date on which Bank notifies Borrower of such increased costs or reductions to returns, but provided further that the foregoing restriction on Bank's right to compensation will not apply to changes that are retroactive in nature. No failure on the part of Bank to demand compensation under either of paragraphs (a) or (b) of this Section 2.5.1 on any one occasion will constitute a waiver of Bank's right to demand compensation on any other occasion. The protection of this Section 2.5.1 will be available to Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which gives rise to any demand by Bank for compensation hereunder.

2.5.2    ILLEGALITY OF LIBOR.

         (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in applicable law or guideline, or change in the interpretation thereof by any Governmental Body charged with the administration thereof, makes it unlawful for Bank to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan, then by written notice to Borrower Bank may
(i) declare that LIBOR Loans will not thereafter be made by Bank hereunder, whereupon any subsequent LIBOR Loan will instead be a Floating Rate Loan unless such declaration is subsequently withdrawn, and/or (ii) require that, subject to paragraph (a) of Section 2.5.3 hereof, all outstanding LIBOR Loans be Converted to Floating Rate Loans, whereupon all of such LIBOR Loans will automatically be Converted to Floating Rate Loans as of the effective date of such notice as provided in paragraph 2.5.2(b) hereof.

         (b) A notice to Borrower pursuant to paragraph 2.5.2(a) hereof will be effective, for purposes of clause (ii) thereof, on the last day of the current
Interest Period for each outstanding LIBOR Loan if it is lawful for such LIBOR
Loans to remain outstanding until that time and on the date of receipt of such notice by Borrower in all other cases.

2.5.3    FUNDING LOSSES.

         Borrower shall reimburse Bank on demand for any loss incurred or to be incurred by Bank in the reemployment of the funds released (i) by any prepayment or Conversion (for any reason whatsoever, including but not limited to the occurrence of an Event of Default) of a LIBOR Loan required or permitted under this Agreement, if such LIBOR Loan is prepaid or Converted other than on the last day of the Interest Period for such LIBOR Loan, and (ii) in the event that, after Borrower delivers a Borrowing Request under Section 2.3 hereof or a notice of Continuation or Conversion under Section 2.4 hereof with respect to a LIBOR
Loan, such LIBOR Loan is not made, Continued or Converted on the first day of the Interest Period specified in such Borrowing Request for any reason. Such loss shall be the amount as reasonably determined by Bank as the excess, if any, of (i) the amount of interest which would have accrued to Bank on the amount so paid or not borrowed, Continued or Converted at a rate of interest equal to the interest rate applicable to such Loan for the period from the date of such payment or failure to borrow, Continue or Convert to the last day (x) in the case of a payment other than on the last day of the Interest Period for such Loan, of the then-current Interest Period for such Loan, or (y) in the case of such failure to borrow, Continue or Convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, Continue or Convert, over (ii) the amount realized by Bank in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan so
Continued or Converted during the period specified above.

2.6      INTEREST RATE, PAYMENTS.

         (a) All Loans will bear interest as follows:

                  (i) Each Floating Rate Loan will bear interest at a rate per annum equal to the Floating Rate, computed on the basis of the actual number of days elapsed over a calendar year of 360 days. The Floating Rate will increase or decrease each time that the Prime Rate changes.

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                  (ii) Each LIBOR Loan will bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period from time to time in effect for such LIBOR Loan, computed on the basis of the actual number of days elapsed over a year of 360 days.

                  (iii) Upon the occurrence and continuation of an Event of Default, each Loan will accrue interest at a rate per annum equal to five percent (5.00%)in excess of the rate of interest otherwise applicable to that Loan had the Event of Default not occurred.

         (b) Interest on each Loan will be due and payable on each applicable
Interest Payment Date in an amount as determined by Bank, which determination shall be conclusive absent manifest error. Interest on each Loan will accrue from and include the date on which such Loan is made to but excluding the date on which such Loan is repaid in full, unless the date of repayment is the same as the date on which such Loan is made and the amount repaid is not reborrowed on such date, in which case such date will be included. Bank may debit any of Borrower's deposit accounts with Bank, including deposit account number
3300044177, for principal and interest payments owing and any other amounts that Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts for any payment other than interest, and Bank will give Borrower two days' prior notice when it debits Borrower's accounts for interest payments.
These debits are not a set-off. Payments received after 2:00 p.m. (Pacific
Time), are considered received at the opening of business on the next Business
Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.7      FEES AND EXPENSES.

2.7.1    BANK EXPENSES.

         Borrower shall pay all Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the Effective Date. All
Bank Expenses are due and payable within five days after Bank sends an invoice to Borrower for such Bank Expenses.

2.7.2    COMMITMENT FEE.

         Borrower shall pay Bank the Commitment Fee for the first year of the term of this Agreement as follows: (i) $52,500 on or before the Effective Date;
(ii) $26,250 on or before January 19, 2004; and (iii) $26,250 on or before April
19, 2004; provided, however, that Borrower shall not be obligated to pay the installment due if Borrower terminates this Agreement prior to the due date of such installment payment. Borrower shall pay Bank the Commitment Fee for the second year of the term of this Agreement in full on or before July 19, 2004.

2.7.3    LETTER OF CREDIT FEE.

         Borrower shall pay Bank the Letter of Credit Fee at the time of the issuance or renewal (as the case may be) of each Letter of Credit, and on each anniversary of such date.

2.8      TAXES.

         (a) Any and all payments by Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Bank's net income or that of any transferee or assignee, including a participation holder (any such entity, a "Transferee") and franchise taxes imposed on Bank (or Transferee, as the case may be) by the United States or any jurisdiction under the laws of which it is organized or is engaged in business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower is required by law to deduct any Taxes from or in respect of any sum payable hereunder to Bank (or any Transferee, as the case may be): (i) the sum payable will be increased by the amount necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8), Bank
(or Transferee, as the case may be)

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receives an amount equal to the sum it would have received had no such deduction been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law.

         (b) In addition, Borrower shall pay all present and future stamp and documentary taxes and any other excise or property taxes, charges or similar levies which may arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Borrower hereby indemnifies Bank (or Transferee, as the case may be) for the full amount of Taxes and Other Taxes (including any Taxes or Other
Taxes imposed by any jurisdiction on amounts payable under this Section 2.8) paid by Bank (or Transferee, as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other governmental authority. Such indemnification will be made within 30 days after the date on which Bank (or
Transferee, as the case may be) makes written demand therefor. If Bank (or
Transferee, as the case may be) becomes aware that it is entitled to receive a refund with respect to Taxes or Other Taxes, it shall promptly notify Borrower in writing of the availability of such refund and shall, within 30 days after receipt of a request by Borrower, apply for such refund at Borrower's expense.
If Bank (or Transferee, as the case may be) receives a refund with respect to any Taxes or Other Taxes for which Bank (or Transferee, as the case may be) has received payment from Borrower under this Section 2.8, it shall promptly notify
Borrower in writing of such refund and shall, within 30 days after receipt of a request by Borrower (or promptly upon receipt, if Borrower has requested application for such refund pursuant hereto), repay such refund to Borrower, net of all out-of-pocket expenses of Bank and without interest; provided that Borrower agrees, upon the request of Bank (or Transferee, as the case may be) to return such refund (plus penalties, interest or other charges) to Bank (or
Transferee, as the case may be) in the event that Bank (or Transferee, as the case may be) is required to repay such refund.

         (d) Within 30 days after the date of any payment of Taxes or Other
Taxes withheld by Borrower with respect to any payment to Bank (or Transferee, as the case may be), Borrower shall furnish to Bank (or Transferee, as the case may be) the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other provision of this Agreement, the agreements and obligations contained in this Section 2.8 will survive the payment in full of the principal of and interest on the Loans.

2.9      MITIGATION OF COSTS.

         If Bank can mitigate any adverse effect on Borrower under Section 2.5 or Section 2.8 by changing its lending office or taking any other reasonable action (so long as making such change or taking such other action is not deemed by Bank to be disadvantageous to it in any financial, regulatory or other respect), Bank shall take such action.

3.       CONDITIONS OF LOANS.

3.1      CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

         Bank's obligation to make the first Credit Extension is, in addition to the other applicable conditions precedent set forth in this Section 3, subject to the satisfaction of the following conditions precedent:

                  (i) Bank has received the agreements, documents and fees that it requires, including this Agreement, the Intellectual Property Security
Agreement, the Securities Account Control Agreement, a Deposit Account Control
Agreement and the Corporate Borrowing Resolution (with all attachments);

                                       7


                  (ii) Bank has received from Borrower evidence reasonably satisfactory to Bank showing Bank as loss payee on all of Borrower's insurance policies pursuant to Section 6.5; and

                  (iii) Borrower has opened investment and depository accounts with Bank or an Affiliate of Bank such that Borrower is in compliance with
Section 6.6 hereof.

3.2      CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

         Bank's obligation to make each Credit Extension, including the initial Credit Extension, is subject to the satisfaction of the following conditions precedent:

                  (i) Bank has timely received a Loan Payment/Advance Request Form or, if applicable, a LIBOR Loan Borrowing Certificate; and

                  (ii) The representations and warranties in Section 5 are true, correct and complete in all material respects on the date of the Loan Payment/Advance Request Form and the LIBOR Loan Borrowing Certificate (if any), and on the effective date of each Credit Extension, and no Event of Default has occurred and is continuing, or results from the Credit Extension. Each Credit Extension constitutes Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true, correct and complete in all material respects; provided, however, that any representation or warranty that expressly refers to a specific date will continue to be true in all material respects as of that date.

4.       GRANT OF SECURITY INTEREST.

                  Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and the performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations (except for the contingent indemnity obligations under Section
12.2 hereof that may arise after the date on which all Loans and other sums due and owing to Bank have been paid in full and Bank is under no further obligation hereunder to make Loans to Borrower).

5.       REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants as follows:

5.1      DUE ORGANIZATION AND AUTHORIZATION.

         (a) Borrower and each Subsidiary is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business in, and in good standing in, each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Borrower is a Delaware corporation.

         (b) The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized and do not conflict with Borrower's formation documents or constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound such that the default could reasonably be expected to result in a Material Adverse Change.

5.2      COLLATERAL.

         Borrower has good title to its Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations. Borrower has no notice of any actual or imminent Insolvency Proceeding of any Account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects other than ordinary wear and tear. Borrower owns or possesses adequate rights to use all of its respective Intellectual Property, except for non-exclusive licenses granted to its respective customers in the ordinary course of business. To the best knowledge of Borrower's Responsible Officers, each Patent is valid and enforceable, no part of the Intellectual Property has been judged invalid or unenforceable (in whole or in part), and Borrower's Responsible Officers have no knowledge that any claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim, if the subject of an unfavorable decision, ruling or finding, could not reasonably be expected to result in a Material Adverse Change.

5.3      LITIGATION.

         Except as shown in the Schedules, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to result in a Material Adverse Change.

5.4      FINANCIAL STATEMENTS.

         All separate or consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects such entity's separate and consolidated financial condition and separate and consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5      SOLVENCY.

         The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities. Borrower is not left with unreasonably small capital after the transactions contemplated in this Agreement, and Borrower is able to pay its debts (including trade debts) as they mature.

5.6      REGULATORY COMPLIANCE.

         Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940. Neither Borrower nor any Subsidiary is engaged, as one of its material activities, in extending credit for margin stock (under Regulations T and U promulgated by the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons in disposing, producing, storing, treating or transporting any hazardous substance other than in a legal manner in material compliance with all environmental laws and regulations. Each of Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves taken in accordance with Borrower's internal accounting policies. Each of Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

5.7      INVESTMENTS.

         Borrower owns no stock, partnership interest or other equity securities except for Permitted Investments.

5.8      FULL DISCLOSURE.

         No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions at the time made are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.       AFFIRMATIVE COVENANTS.

         Borrower shall do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1      GOVERNMENT COMPLIANCE.

         Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, its legal existence and good standing in its respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change. Borrower shall comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to result in a Material Adverse Change.

6.2      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

         (a) Borrower shall deliver to Bank: (i) as soon as available, but no later than five days after filing the same with the SEC, Borrower's Forms 10-Q, 10-K and 8-K; (ii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $2,000,000 or more; (iii) as soon as available but no later than 90 days following the last day of Borrower's fiscal year a copy of Borrower's board-approved business plan and financial projections for the following year, and (iv) budgets, sales projections, operating plans and such other information as Bank may reasonably request. Notwithstanding the foregoing, the public availability of any materials required to be delivered pursuant to this Section 6.2(a) on the SEC's website will be deemed to satisfy the delivery requirement of this Section 6.2(a) with respect to such materials.

         (b) Within 30 days after the last day of each fiscal quarter, Borrower shall deliver to Bank a Compliance Certificate in the form attached hereto as Exhibit C, signed by a Responsible Officer.

         (c) Borrower shall allow Bank to audit the Collateral at Borrower's expense if an Event of Default has occurred and is continuing.

6.3      INVENTORY; RETURNS.

         Borrower shall keep all Inventory in good and marketable condition, free from material defects except for ordinary wear and tear. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank when the aggregate value of all returns, recoveries, disputes and claims with respect to a single customer involves more than $5,000,000.

6.4      TAXES.

         Borrower shall make, and shall cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with Borrower's internal accounting policies) and shall deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5      INSURANCE.

         Borrower shall keep its business and the Collateral insured for risks and in amounts (in each case, as is customary and commercially available to Borrower) as Bank may reasonably request. Insurance policies will be in forms, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee, all liability policies will show the Bank as an additional insured, and all policies will provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, Borrower will have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided that, at the occurrence and during the continuance of an Event of Default, all proceeds payable under any such casualty policy will, at the option of Bank, be payable to Bank on account of the Obligations.

6.6      DEPOSITS.

         Borrower shall at all times maintain its primary operating accounts with Bank. In addition, Borrower shall at all times maintain in accounts with Bank, or an Affiliate of Bank, aggregate balances equal to the lesser of (i) $40,000,000 of Unrestricted Cash or (ii) 25% of its investment balances.

6.7      FINANCIAL COVENANTS.

         (a) Borrower shall maintain, as of the end of each of its fiscal quarters, Unrestricted Cash and cash equivalents in accounts maintained in the United States in an amount of not less than $75,000,000.

         (b) Borrower shall maintain a minimum Tangible Net Worth of $215,000,000 plus 50% of quarterly net profits (but not reduced for net losses) as of the end of each of its fiscal quarters, commencing with the fiscal quarter ended September 28, 2003.

6.8      FURTHER ASSURANCES.

         Borrower shall execute all further instruments and take all further actions as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral and to effect the purposes of this Agreement, including without limitation providing Bank with control agreements, in form and substance acceptable to Bank, for any and all deposit and securities accounts maintained by Borrower with account holders other than Bank.

7.       NEGATIVE COVENANTS.

         For so long as Bank has an obligation to lend or there are any outstanding Obligations, Borrower shall not do any of the following without Bank's prior written consent:

7.1      DISPOSITIONS.

         Borrower shall not convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for: (i) Transfers of Inventory in the ordinary course of business, non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, worn-out or obsolete Equipment (or Equipment that Borrower determines in good faith to be in excess of its business needs), or assets the proceeds of which are used to repay Loans or acquire replacement assets within three months of such Transfer; (ii) Transfers that constitute Permitted Investments; and (iii) payments of Permitted Indebtedness (including outstanding principal and interest), subject to the constraints of Section 7.8 hereof.

7.2      CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS.

         Borrower shall not engage in, or permit any of its Significant Subsidiaries (as that term is defined under Regulation SX promulgated under the Securities Exchange Act of 1934, as amended) to engage in, any business other than the businesses currently engaged in by Borrower and its Significant Subsidiaries and those reasonably related thereto. Borrower shall not have a Change in Control. Borrower shall not, without at least 30 days prior written notice to Bank, change its state of incorporation or its name.

7.3      MERGERS OR ACQUISITIONS.

         Borrower shall not merge or consolidate, or permit any of its significant Subsidiaries (as determined in accordance with Regulation S-X, or any successor thereto, promulgated by the SEC) to merge or consolidate, with any other Person unless Borrower ( or such significant Subsidiary, as the case may be) is the surviving entity, or acquire, or permit any of its significant Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where the cash consideration to be paid by Borrower in all such transactions does not exceed $40,000,000 in the aggregate in each twelve-month period ending on July 19, and no Event of Default has occurred and is continuing or would exist after giving effect to the transactions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower, so long as Borrower remains the obligor of all Obligations.

7.4      INDEBTEDNESS.

         Borrower shall not create, incur, assume or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5      ENCUMBRANCES.

         Borrower shall not create, incur or allow to exist any Lien on any of its properties, or assign or convey any right to receive income (including the sale of any Accounts), or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest herein granted to Bank, subject to Permitted Liens.

7.6      DISTRIBUTIONS; INVESTMENTS.

         Borrower shall not, except as permitted under Section 7.3 hereof or as a Permitted Investment, directly acquire or own any Person, or make any Investment in any Person, or pay any dividends (other than dividends payable solely in stock of Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock for an amount in excess of $25,000,000.00 in the aggregate, in each case other than in the ordinary course of business and only to the extent that a default under Section 6.7 hereof above would not result, or permit any of its Subsidiaries to do so.

7.7      TRANSACTIONS WITH AFFILIATES.

         Except for transactions that are in the ordinary course of Borrower's business, Borrower shall not directly or indirectly enter into or permit any material transaction with any Affiliate on terms less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.8      SUBORDINATED DEBT.

         Borrower shall not make or permit any payment on any Subordinated Debt except under the express terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

7.9      COMPLIANCE.

         Borrower shall not, and shall not permit any of its Subsidiaries to:
(i) become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of

1940, or undertake as one of its material activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; (ii) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction (as defined in ERISA) to occur; or (iii) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, in each case if the violation could reasonably be expected to result in a Material Adverse Change.

7.10     REGISTRATION OF INTELLECTUAL PROPERTY.

         Borrower shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least 15 days' prior written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank's security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower will promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent, or to register a trademark or service mark, within 30 days of any such filing.

8.       EVENTS OF DEFAULT.

         Each of the following will constitute an Event of Default hereunder:

8.1      PAYMENT DEFAULT.

         Borrower fails to pay any of the Obligations within three Business Days after their due date. During the three Business-Day period, the failure to cure the default is not itself an Event of Default (but Bank will have no obligation to make a Credit Extension during the three Business-Day period).

8.2      COVENANT DEFAULT.

         (a) Borrower fails to perform any obligation under Section 6.6 or
Section 6.7, or violates any of the covenants in Article 7 of this Agreement, or

         (b) Borrower fails or neglects to perform, keep or observe any other material term, provision, condition, covenant or agreement in this Agreement, in any other Loan Documents or in any other present or future agreement between Borrower and Bank and, as to any default under such other term, provision, condition, agreement or covenant that can be cured, has failed to cure the default within ten days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten-day period, and such default is likely to be cured within a reasonable time thereafter, then Borrower shall have an additional reasonable time period (which shall not in any case exceed ten additional days) to cure such default. During the ten-day period and (if applicable) the additional ten-day period, the failure to cure the default is not itself an Event of Default (but Bank will have no obligation to make a Credit Extension during such periods).

8.3      MATERIAL ADVERSE CHANGE.

         There occurs (i) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower, (ii) a material impairment of the prospect of repayment of any portion of the Obligations, or (iii) a material impairment to the value or priority of Bank's security interest in the Collateral (or any material portion thereof).

8.4      ATTACHMENT.

         Any material portion of Borrower's assets is attached, seized or levied on, or comes into possession of a trustee or receiver, and the attachment, seizure or levy is not removed, or the possession by a trustee or receiver is not terminated, in ten days; or Borrower is enjoined, restrained or prevented by court order from conducting a material part of its respective businesses; or a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or a notice of lien, levy or assessment is filed against any of Borrower's assets by any government agency and not paid within ten days after Borrower receives notice thereof. None of the foregoing is an Event of Default if stayed or if a bond is posted pending contest by Borrower (but Bank will have no obligation to make a Credit Extension during such stay period or pending contest).

8.5      INSOLVENCY.

         Borrower becomes insolvent or begins an Insolvency Proceeding, or an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within 30 days (but Bank will have no obligation to make a Credit Extension before any Insolvency Proceeding is dismissed).

8.6      OTHER AGREEMENTS.

         There is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $5,000,000 or that could reasonably be expected to result in a Material Adverse Change.

8.7      JUDGMENTS.

         One or more money judgments in the aggregate of at least $5,000,000 are rendered against Borrower and are unsatisfied and unstayed for ten days (but Bank will have no obligation to make a Credit Extension before the judgments are stayed or satisfied).

8.8      MISREPRESENTATIONS.

         Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or in order to induce Bank to enter this Agreement or any other Loan Document.

9.       BANK'S RIGHTS AND REMEDIES.

9.1      RIGHTS AND REMEDIES.

         When an Event of Default occurs and is continuing and any period for cure has expired, Bank may, without notice or demand, do any or all of the following:

         (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

         (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

         (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

         (d) Make any payments and do any acts that Bank considers necessary or reasonable to protect its security interest in the Collateral, and in furtherance thereof: (i) Borrower will assemble the Collateral if Bank requires and make it available as Bank designates; (ii) Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred; and (iii) Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

         (e) Apply to the Obligations any (i) balances and deposits of Borrower that Bank holds, and (ii) amounts held by Bank owing to or for the credit or the account of Borrower;

         (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral, and in furtherance thereof: (i) Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral; and (ii) Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit in connection with the foregoing;

         (g) Dispose of the Collateral according to the Code; and

         (h) Exercise any and all other rights and remedies available to Bank, whether at law, in equity, by contract or otherwise.

9.2      POWER OF ATTORNEY.

         Borrower irrevocably appoints and constitutes Bank as its lawful attorney-in-fact, with full power and in the name of Borrower, to do all of the following upon the occurrence and continuation of an Event of Default: (i) endorse Borrower's name on any checks or other forms of payment or security;
(ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Notwithstanding the foregoing, Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney-in-fact, and all of Bank's rights and powers, are coupled with an interest and irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3      ACCOUNTS COLLECTION.

         When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4      BANK EXPENSES.

         If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies that Bank deems prudent. Any amounts paid by Bank pursuant to this
Section 9.4 are Bank Expenses and immediately due and payable, bearing interest at the then-applicable rate for Floating Rate Loans and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or constitute Bank's waiver of any Event of Default.

9.5      BANK'S LIABILITY FOR COLLATERAL.

         If Bank complies with reasonable banking practices and the Code, it shall not be liable for: (i) the safekeeping of the Collateral; (ii) any loss or damage to the Collateral; (iii) any diminution in the value of the Collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6      REMEDIES CUMULATIVE.

         Bank's rights and remedies under this Agreement, the other Loan Documents and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law and in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election or acquiescence. No waiver is effective unless signed by Bank, and then is only effective for the specific instance and purpose for which it was given.

9.7      WAIVER.

         Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of accounts, documents, instruments, chattel paper and guaranties held by Bank on which Borrower is liable.

10.      NOTICES.

         All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, (postage prepaid, return receipt requested) or by telephonic facsimile transmission to the addresses set forth at the beginning of this Agreement. Notices or demands sent to Borrower will be directed to the attention of a Responsible Officer and Borrower's in-house counsel. A party may change its notice address by giving the other party written notice thereof.

11.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.

         California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.      GENERAL PROVISIONS.

12.1     SUCCESSORS AND ASSIGNS.

         This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent, which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2     INDEMNIFICATION.

         Borrower shall indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (i) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses and Bank Expenses incurred or paid by Bank arising out of transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3     TIME OF ESSENCE.

         Time is of the essence for the performance of all obligations in this Agreement.

12.4     SEVERABILITY OF PROVISIONS.

         Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5     AMENDMENTS IN WRITING, INTEGRATION.

         All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes all prior negotiations and agreements, including that certain Loan and Security Agreement by and between Bank and Borrower dated November 8, 2000 (as amended), which is superseded hereby and shall hereafter be of no further force or effect whatsoever.

12.6     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all of which, taken together, constitute this Agreement.

12.7     SURVIVAL.

         All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8     CONFIDENTIALITY.

         In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information (but in no event less than a reasonable degree of care), and disclosure of confidential information may be made by Bank: (i) to Bank's subsidiaries or Affiliates in connection with their respective businesses with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loan Documents; (iii) as required by law, regulation, subpoena or other court or governmental order; (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or is legally in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9     ATTORNEYS' FEES, COSTS AND EXPENSES.

         In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.      DEFINITIONS.

         In this Agreement:

         "ACCOUNTS" are all existing and later arising accounts, contract rights and other obligations owed to Borrower in connection with its sale or lease of goods (including the licensing of software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower, and Borrower's Books relating to any of the foregoing.

         "ADVANCES" are the aggregate sum of (i) the then-outstanding principal balance of all Prime Rate Loans and all LIBOR Loans, plus (ii) all amounts utilized under the Cash Management Services Sublimit, plus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

         "AFFILIATE" of a Person is a Person that owns or directly or indirectly controls the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

         "BANK EXPENSES" are all reasonable audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals and Insolvency Proceedings).

         "BORROWER'S BOOKS" are all of Borrower's books and records, including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

         "BUSINESS DAY" is any day that is not (i) a Saturday, Sunday or other day on which banks in the State of California are authorized or required to close and (ii) with respect to LIBOR Loans, any day on which banks in London do not engage in dealings on the London inter-bank market.

         "CASH MANAGEMENT SERVICES" are defined in Section 2.1.2.

         "CASH MANAGEMENT SERVICES SUBLIMIT" is defined in Section 2.1.2.

         "CHANGE IN CONTROL" means the occurrence of either of the following conditions: (i) any Person or group of associated Persons acting in concert shall have acquired an aggregate of more than 51% of the outstanding shares of voting stock of Borrower, or (ii) individuals who constitute the Board of Directors of Borrower on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Borrower's shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Borrower in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board.

         "CLOSING DATE" is the Effective Date of this Agreement.

         "CODE" is the Uniform Commercial Code, as applicable.

         "COLLATERAL" is the property described on Exhibit A attached hereto.

         "COMMITTED REVOLVING LINE" is $30,000,000.00

         "COMMITMENT FEE" is an amount equal to $105,000 per annum.

         "COMPLIANCE CERTIFICATE" is attached hereto as Exhibit C.

         "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, in each case on a "marked to market" basis; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

         "CONTINUE," "CONTINUED" and "CONTINUATION" is the continuation of a LIBOR Loan from one Interest Period to a subsequent Interest Period of similar duration.

         "CONVERT," "CONVERTED" AND "CONVERSION" is the conversion of a Floating Rate Loan into a LIBOR Loan or of a LIBOR Loan into a Floating Rate Loan, or the Conversion of a LIBOR Loan from one Interest Period into another Interest Period of different duration.

         "COPYRIGHTS" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

         "CREDIT EXTENSION" is each Loan, Cash Management Service, Letter of Credit and every other extension of credit made by Bank to Borrower or for Borrower's benefit under the Loan Documents.

         "DOLLARS" and "$" is United States dollars.

         "EFFECTIVE DATE" is December 8, 2003.

         "EQUIPMENT" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

         "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

         "EVENT OF DEFAULT" is the occurrence of any event described in Article 8 and the expiration of the respective cure period provided therein.

         "FLOATING RATE" is the rate of interest, for the applicable Interest Period, equal to the Prime Rate minus one-half of one percent (0.50%).

         "FLOATING RATE LOAN" is any Loan that bears interest at the Floating Rate.

         "FOREIGN EXCHANGE RESERVE" is defined in Section 2.1.3.

         "FX FORWARD CONTRACT" is defined in Section 2.1.3.

         "GAAP" is generally accepted accounting principles in the United States, consistently applied over the period(s) in question.

         "GOVERNMENTAL BODY" means any federal, state or local government, or agency or instrumentality thereof, whether domestic or foreign.

         "INDEBTEDNESS" is (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations and (iv) Contingent Obligations.

         "INSOLVENCY PROCEEDINGS" are proceedings by or against any Person under the United States Bankruptcy Code or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

         "INTELLECTUAL PROPERTY" is:

         (i) Copyrights, Trademarks, Patents and Mask Works, including all amendments, renewals, extensions and licenses or other rights to use same, and all license fees and royalties from the use of same;

         (ii) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

         (iii) All design rights which may be available to Borrower or Guarantor now or later created, acquired or held;

         (iv) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above; and

         (v) All proceeds and products of the foregoing, including all insurance, indemnity and warranty payments.

         "INTEREST PAYMENT DATE" means: (i) with respect to each Floating Rate Loan, the first day of each calendar month; and (ii) with respect to each LIBOR Loan, the first day of each calendar month and, in addition, the last day of each Interest Period applicable to that LIBOR Loan. Notwithstanding the foregoing, all accrued and unpaid interest will be due and payable in full on the Maturity Date.

         "INTEREST PERIOD" means: (i) with respect to any portion of the outstanding principal of the Loans bearing interest from time to time at the Floating Rate, the period commencing on the date on which such principal amount is advanced, the date on which the Loan is converted from a LIBOR Loan to a Floating Rate Loan or the first day of each calendar month (as the case may be) and ending on the last day of the calendar month in which the foregoing has occurred; and (ii) with respect to any portion of the outstanding principal of the Loans bearing interest from time to time at the LIBOR Rate, the period commencing on and including the date on which such principal amount is advanced or the date on which the Loan is Converted from a Floating Rate Loan to a LIBOR Loan or Converted or Continued from one LIBOR Interest Period to another LIBOR Interest Period (as the case may be) and ending on but excluding the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day that is not a Business Day, such Interest Period will be extended to the next day that is a Business Day (unless, with respect to a LIBOR Loan, extending such Interest Period to the next Business Day would cause the Interest Period to end in a different calendar month, in which case the last day of such Interest Period will be the immediately preceding Business Day). Notwithstanding the foregoing, in no event will an Interest Period extend beyond the Maturity Date, and if any Interest Period would otherwise end after the Maturity Date then the LIBOR Rate will not be available hereunder for such Interest Period and the Floating Rate will automatically apply and interest will be calculated in accordance therewith from the first day of such Interest Period through the Maturity Date.

         "INVENTORY" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

         "INVESTMENT" means, with respect to any Person, any investment of such Person so classified under GAAP, and whether or not so classified includes: (i) any loan or advance made by such Person to any other Person, (ii) any guaranty made by such Person, and (iii) any ownership or similar interest in any other Person; and the amount of any Investment will be the original principal or capital amount thereof less all cash returns of principal or equity thereof (without adjustment by reason of the financial condition of such other Person); provided, that no Loan or other sum advanced hereunder by Bank will constitute an Investment.

         "LETTERS OF CREDIT" are described in Section 2.1.4.

         "LETTER OF CREDIT FEE" is that fee for the issuance and renewal of each Letter of Credit in an amount equal to (i) one and one-eighth percent (1.125%) of the face amount of each Letter of Credit over $500,000 and (ii) one and one-half percent (1.50%) of the face amount of each Letter of Credit up to and including $500,000.

         "LIBOR" means, with respect to any portion of the outstanding Loans for any Interest Period therefor, an interest rate per annum equal to the quotient (rounded upwards to the next 1/16 of 1.00%) of (i) the rate at which U.S. Dollar deposits in an amount approximately equal in principal amount to such portion of the Loans and for a maturity equal to the applicable Interest Period are offered to Bank in immediately available funds in the London interbank market for U.S. Dollars at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the commencement of such Interest Period, divided by (ii)
1.00 minus Bank's applicable statutory reserve requirements, expressed as a decimal (including all basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board of Governors of the Federal Reserve System of the United States. For purposes of this definition, LIBOR Loans made hereunder will be deemed to constitute "Eurocurrency Liabilities" as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

         "LIBOR CONVERSION/CONTINUATION CERTIFICATE" is attached as Exhibit B-3.

         "LIBOR LOAN" means any Loan that bears interest at the LIBOR Rate.

         "LIBOR LOAN BORROWING CERTIFICATE" is attached hereto as Exhibit B-2.

         "LIBOR RATE" means that rate of interest, for the applicable Interest Period, equal to the sum of LIBOR for that Interest Period plus 150 basis points.

         "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "LOAN" is each LIBOR Loan and each Floating Rate Loan.

         "LOAN DOCUMENTS" are, collectively, this Agreement, any note or notes and any other present or future agreement between Borrower and Bank, or made by Borrower to or for the benefit of Bank, in each case in connection with this Agreement, all as may be from time to time amended, extended or restated.

         "MASK WORKS" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

         "MATERIAL ADVERSE CHANGE" is described in Section 8.3.

         "MATURITY DATE" is July 19, 2005; provided, however, that prior to each then-applicable Maturity Date Bank will determine, in its sole discretion, whether to extend the Maturity Date for an additional period of one year, which extension will only be effective upon the execution by each of Bank and

Borrower of a written agreement evidencing such extension.

         "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts that Borrower owes to Bank now or later under the Loan Documents, including cash management services, letters of credit and foreign exchange contracts (if any) and including interest accruing after Insolvency Proceedings begin, and debts, liabilities or obligations of Borrower assigned to Bank.

         "OVERADVANCE" is described in Section 2.2.

         "PATENTS" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

         "PERMITTED INDEBTEDNESS" is:

         (i) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

         (ii) Indebtedness existing on the Effective Date that has been approved by Bank in writing and is shown on the Schedules;

         (iii) Subordinated Debt;

         (iv) Indebtedness to trade creditors incurred in the ordinary course of business;

         (v) Indebtedness secured by Permitted Liens;

         (vi) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

         (vii) Other Indebtedness of Borrower or any of its Subsidiaries not exceeding $25,000,000 in the aggregate outstanding at any time; provided, that Borrower gives Bank prior written notice that Borrower is incurring such other Indebtedness; and

         (viii) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (vi) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

         "PERMITTED INVESTMENTS" are:

         (i) Investments existing on the Closing Date that have been approved by Bank in writing and is shown on the Schedules;

         (ii) (A) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within two years from its acquisition or having an expected remaining life of two years or less, (B) commercial paper maturing no more than one year after its creation and having a rating of A1/P1 or higher from either Standard & Poor's Rating Services or Moody's Investors Service, Inc., (C) time deposits, certificates of deposit and bankers' acceptances maturing no more than one year after issuance, (D) fully collateralized repurchase obligations with a term of not more than 30 days for underlying securities of Borrower, (E) investments that are consistent with Borrower's investment policy in effect on the Effective Date as approved by Borrower's Board of Directors, and (F) investments in money market funds substantially all of whose assets comprise securities of the types described in
(A) through (E) above;

         (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

         (iv) Investments in connection with Transfers permitted by Section 7.1 and acquisitions permitted by Section 7.3;

         (v) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $15,000,000 in the aggregate in any fiscal year;

         (vi) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

         (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

         (viii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph
(viii) will not apply to Investments of Borrower in any Subsidiary;

         (ix) Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $15,000,000 in the aggregate in any fiscal year;

         (x) checking, savings, money market and investment accounts with Bank or an Affiliate of Bank;

         (xi) distributions payable solely in Borrower's capital stock; and

         (xii) conversions of any of Borrower's convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore.

         "PERMITTED LIENS" are:

         (i) Liens existing on the Closing Date that have been approved by Bank in writing and are shown on the Schedules or arising under this Agreement or other Loan Documents;

         (ii) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

         (iii) Purchase money Liens (A) on Equipment leased, acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition or lease of the Equipment, or (B) existing on Equipment when leased or acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

         (iv) Non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest and only so long as no foreclosure, restraint, sale or similar proceedings have commenced with respect thereto;

         (v) Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

         (vi) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (iii), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness so secured may not increase;

         (vii) Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

         (viii) (A) Liens on real estate for real estate taxes not yet delinquent, (B) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet due thereunder, and
(C) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises;

         (ix) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore;

         (x) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

         (xi) Easements, right-of-way, matters of public record, restrictions and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person as currently conducted;

         (xii) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (A) Borrower shall have established adequate reserves for such judgments or awards, or (B) such judgments or awards will be fully insured and the insurer shall not have denied coverage, or (C) such judgments or awards have been bonded to the satisfaction of Bank; and

         (xiii) Liens on foreign assets of Borrower to the extent such Liens secure Indebtedness of Borrower's foreign Subsidiaries;

         (xiv) Pledges of cash up to $5,000,000 in the aggregate to secure credit facilities with other financial institutions or to secure bona fide interest rate or currency hedging arrangements, subject to prior written notification to Bank; and

         (xv) cash security deposits of up to $5,000,000 in the aggregate to landlords to secure lease obligations of Borrower or its significant Subsidiary.

         "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not the lowest rate at which Bank makes loans or otherwise extends credit. The Prime Rate may change from time to time over the term of this Agreement and during any Interest Period.

         "RESPONSIBLE OFFICER" is each of the Chief Executive Officer and the Chief Financial Officer of Borrower.

         "SCHEDULES" are the attached schedules of exceptions.

         "SEC" is the United States Securities and Exchange Commission.

         "SUBORDINATED DEBT" is debt incurred by Borrower that is subordinated to Borrower's Indebtedness owed to Bank and that is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

         "SUBSIDIARY" is, for Borrower, any business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by Borrower or one or more Affiliates of Borrower.

         "TANGIBLE NET WORTH" is the excess of Total Assets over Total Liabilities, determined in accordance with GAAP, with the following adjustments:

                  (i) There will be excluded from Total Assets: (A) notes, accounts receivable and other obligations owing to Borrower from its officers or other unconsolidated Affiliates, and (B) all assets which would be classified as intangible assets under GAAP, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

                  (ii) There will be excluded from Total Liabilities all indebtedness of Borrower that is subordinated to the Obligations under one or more subordination agreements in form specified by Bank or by language in the instrument evidencing such indebtedness that Bank agrees in writing is acceptable to Bank in its reasonable discretion.

                  (iii) The minimum Tangible Net Worth specified in Section 6.7(b) will be adjusted upward on a quarterly basis by 100% of the proceeds of all equity and subordinated debt received by Borrower after the Effective Date, excluding any proceeds thereof used to repurchase shares of Borrower's stock or to purchase intangible assets, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

         "TOTAL ASSETS" are, on any day, all assets that should, under GAAP, be classified as such on Borrower's consolidated balance sheet.

         "TOTAL LIABILITIES" are, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet.

         "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

                  [Remainder of Page Intentionally Left Blank]

         "UNRESTRICTED CASH" is all cash that (i) is not subject to any Lien or
(ii) does not otherwise fall within the definition of "restricted cash" as determined under GAAP.

         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute and deliver this Agreement on the date first set forth above.

BANK:                                      BORROWER:

SILICON VALLEY BANK,                       INVISION TECHNOLOGIES, INC.,
a California-chartered bank                a Delaware corporation

By: /s/ Quentin Falconer                   By: /s/ Ross Mulholland
    --------------------------------           ---------------------------------

Name: Quentin Falconer                     Name: Ross Mulholland

Title: Senior Vice President               Title: Senior Vice President and CFO

                                    EXHIBIT A

                            DESCRIPTION OF COLLATERAL

         The Collateral consists of all of Borrower's right, title and interest in and to the following:

         All goods and equipment now owned or hereafter acquired, including without limitation all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

         All inventory, now owned or hereafter acquired, including without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work-in-process and finished products, including such inventory as is temporarily out of Borrower's custody or possession or in transit and also including any returns upon any accounts or other proceeds (including insurance proceeds) resulting from the sale or disposition of any of the foregoing, and any documents of title representing any of the above;

         All contract rights and general intangibles now owned or hereafter acquired, including without limitation goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

         All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

         All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired, and Borrower's Books relating to the foregoing;

         All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

         All of Borrower's Intellectual Property; and

         All of Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                                   EXHIBIT B-1

                        LOAN PAYMENT/ADVANCE REQUEST FORM

FAX TO: __________________________   DATE: _____________________________

[ ] Loan Payment:

                           INVISION TECHNOLOGIES, INC.

    From Account #_______________________ To Account #__________________________
                        (Deposit Account #)                     (Loan Account #)
    Principal $_________________________and/or Interest $_______________________

    AUTHORIZED SIGNATURE:________________________Phone Number:__________________

[ ] LOAN ADVANCE:

    COMPLETE OUTGOING WIRE REQUEST SECTION BELOW IF ALL OR A PORTION OF THE FUNDS FROM THIS LOAN ADVANCE ARE FOR AN OUTGOING WIRE.

    From Account #_________________________ To Account #________________________
                    (Loan Account #)                         (Deposit Account #)

    Amount of Advance $____________________

             All of Borrower's representations and warranties in the Loan and Security Agreement to which this form is an exhibit are true, correct and complete in all material respects on the dates of the transfer request and the advance, but those representations and warranties expressly referring to another date are true, correct and complete in all material respects as of the date.

    AUTHORIZED SIGNATURE:_________________________ Phone Number:________________

   OUTGOING WIRE REQUEST
   COMPLETE ONLY IF ALL OR A PORTION OF FUNDS FROM THE LOAN ADVANCE ABOVE ARE TO BE WIRED.
   Deadline for same day processing is 12:00 p.m., P.T.

   Beneficiary Name: _________________________ Amount of Wire:$ ________________

   Beneficiary Bank: ________________________ Account Number: __________________

   City and Sate: ___________________________

   Beneficiary Bank Transit (ABA) #:_________ Beneficiary Bank Code (Swift,
                                               Sort, Chip, etc.):_______________

                          (FOR INTERNATIONAL WIRE ONLY)
   Intermediary Bank:______________________ Transit (ABA) #:____________________

   For Further Credit to:_______________________________________________________

   Special Instruction:_________________________________________________________

   By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

   Authorized Signature:___________________ 2nd Signature (If Required):________

   Print Name/Title:_______________________ Print Name/Title:___________________

   Telephone #_____________________________ Telephone #_________________________

                                   EXHIBIT B-2

                        LIBOR LOAN BORROWING CERTIFICATE

               The undersigned hereby certifies as follows:

         I, ________________________, am the duly elected and acting __________________ of INVISION TECHNOLOGIES, INC. ("BORROWER").

         This certificate is delivered pursuant to that certain Loan and Security Agreement dated as of December 8, 2003 by and between Borrower and SILICON VALLEY BANK ("BANK) (the "LOAN AGREEMENT"). The terms used in this Borrowing Certificate that are defined in the Loan Agreement shall have the same meaning herein as ascribed to them therein .

         Borrower hereby requests on __________________, 200_ a LIBOR Loan (the "LOAN") as follows:

         (a) The date on which the Loan is to be made is ______________, 200_.

         (b)      The amount of the Loan is to be __________________________
($__________________) for an Interest Period of ___________ month( s).

         All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for the Loan; provided, however, that those representations and warranties expressly referring to another date are true, correct and complete in all material respects as of such date.

         IN WITNESS WHEREOF, this LIBOR Loan Borrowing Certificate is executed by the undersigned as of this ____ day of _______________, 200_.

                                           INVISION TECHNOLOGIES, INC.

                                           By:__________________________________

                                           Title:_______________________________

         FOR INTERNAL BANK USE ONLY

LIBOR Pricing Date                I LIBOR Rate            I LIBOR Rate Variance            Maturity Date
------------------                ------------            ---------------------            -------------

                                                                 ---%

                                   EXHIBIT B-3

                 LIBOR LOAN CONVERSION/CONTINUATION CERTIFICATE

                  The undersigned hereby certifies as follows:

         I, ________________________, am the duly elected and acting _________________ of INVISION TECHNOLOGIES, INC. ("BORROWER").

         This certificate is delivered pursuant to that certain Loan and Security Agreement dated as of December 8, 2003 by and between Borrower and SILICON VALLEY BANK ("BANK") (the "LOAN AGREEMENT"). The terms used in this LIBOR Conversion/Continuation Certificate that are defined in the Loan Agreement shall have the same meaning herein as ascribed to them therein.

         Borrower hereby requests on ____________, 200_ a LIBOR Loan (the "LOAN") as follows:

         (a)      ____ (i)      A Conversion of an existing Floating Rate Loan
                                to a LIBOR Loan; or

                 ____ (ii)      A Conversion or Continuation of the Interest
                                Period of an existing
                                LIBOR Loan to another Interest Period;

                                [Check (i) or (ii) above]

         (b) The date on which the Loan is to be made is ___________, 200_.

         (c)     The amount of the Loan is to be
_____________($_____________), for an Interest Period of ___________ month(s).

         All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for the Loan; provided, however, that those representations and warranties expressly referring to another date are true, correct and complete in all material respects as of such date.

         IN WITNESS WHEREOF, this LIBOR Conversion/Continuation Certificate is executed by the undersigned as of this __ day of ___________, 200_.

                                           INVISION TECHNOLOGIES, INC.

                                           By:__________________________________

                                           Title:_______________________________

         FOR INTERNAL BANK USE ONLY

LIBOR Pricing Date                I LIBOR Rate            I LIBOR Rate Variance            Maturity Date
------------------                ------------            ---------------------            -------------

                                                                ---%

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE

TO:     SILICON VALLEY BANK
FROM:   INVISION TECHNOLOGIES, INC.
DATED:  ___________________

         The undersigned authorized officer ("Officer") of INVISION TECHNOLOGIES, INC. ("Borrower") certifies, in his or her capacity as an officer of Borrower, that under the terms and conditions of the Loan and Security Agreement dated as of December 8, 2003 between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending on the date first set forth above with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true, correct and complete in all material respects on this date, provided that any representation or warranty that specified an earlier date continues to be true as of that specified earlier date. Attached are the required documents supporting the certification. The Officer certifies, in his or her capacity as an officer of Borrower, that the attached supporting documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this Certificate is delivered.

PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

          REPORTING COVENANTS               REQUIRED                    COMPLIES
          -------------------               --------                    --------
Interim financial statements + CC          Quarterly                    Yes  No
Annual audited financial statements + CC    Annually                    Yes  No

FINANCIAL COVENANTS

Maintain on a quarterly basis:
                                           REQUIRED           ACTUAL    COMPLIES

Minimum Unrestricted Cash (Domestic)       $75,000,000        _______    Yes No

Minimum Tangible Net Worth                 $215,000,000       _______    Yes No
                                           (plus adjustments)

Have there been any new filings with any                                 Yes No
governmental entity relating to
Borrower's intellectual property?

COMMENTS REGARDING EXCEPTIONS: See Attached.

Sincerely,

INVISION TECHNOLOGIES, INC.,
a Delaware corporation

________________________________
SIGNATURE

________________________________
TITLE

________________________________
DATE

            BANK USE ONLY
Received by:_________________________
               AUTHORIZED SIGNER
Date:________________________________

Verified:____________________________
               AUTHORIZED SIGNER

Date:________________________________

Compliance Status:         Yes     No